SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(RULE 13d - 102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
13d-2(b)

(Amendment No. 1 )*

Mattel, Inc.
(Name of Issuer)

Series C Depository Shares
(Title of Class of Securities

677081706
(CUSIP Number)

Michael Katz, Esq., 2 American Lane, Greenwich, Connecticut
06836-2571, Tel:  (203) 862-8000
Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

December 31, 1998
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
     ONLY)

          Silverton International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b)  [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%

12.  TYPE OF REPORTING PERSON*

          CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
     ONLY)

          Paloma Partners L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b)  [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          2,824,400

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          2,824,400

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          2,824,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.62%

12.  TYPE OF REPORTING PERSON*

          OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
     ONLY)
          Paloma Securities L.L.C.


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b)  [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          2,824,400

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          2,824,400

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          2,824,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.62%

12.  TYPE OF REPORTING PERSON*

          OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
     ONLY)
          S. Donald Sussman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b)  [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5.   SOLE VOTING POWER

          2,824,400

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          2,824,400

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          2,824,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.62%

12.  TYPE OF REPORTING PERSON*

          IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
     This statement is filed pursuant to Rule 13d-2(b) with respect to the Series C Depository Shares (the "Depository Stock") of Mattel, Inc. (the "Issuer") beneficially owned by the Reporting Persons as of February 1, 1999 and amends and supplements the Schedule 13G dated October 20, 1998 (the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          The Reporting Persons beneficially own an aggregate of 2,824,400 shares of Depository Stock.

     (b)  Percent of class:

          Each of Paloma Partners', Paloma Securities' and S. Donald Sussman's aggregate beneficial ownership of 2,824,000 shares of Depository Stock constitutes 14.62% of all of the outstanding shares of Depository Stock. Together, the Reporting Persons have beneficial ownership of 14.62% of all of the outstanding shares of Depository Stock.

     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

                    Each of Paloma Partners, Paloma
          Securities and S. Donald Sussman has the sole power to vote or direct the vote of 2,824,400 shares of Depository Stock.

          (ii)Shared power to vote or to direct the vote

             Not applicable.

          (iii) Sole power to dispose or to direct the disposition of

                    Each of Paloma Partners, Paloma
          Securities and S. Donald Sussman has the sole power to dispose or to direct the disposition of 2,824,400 shares of Depository Stock.

          (iv) Shared power to dispose or to direct the disposition of

                    Not applicable.


Item 10.  Certification.

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.


Dated:       February 16, 1999

          SILVERTON INTERNATIONAL FUND LIMITED


          By:            /s/ Garth Lorimer-Turner
                    Garth Lorimer-Turner,
                    President


          PALOMA PARTNERS L.L.C.

          By:            Paloma Partners Company L.L.C.
                    Managing Member


                    by:  /s/ Michael J. Berner
                         Michael J. Berner,
                         Vice President


          PALOMA SECURITIES L.L.C.

          By:            Paloma Partners Management Company
                    Managing Member


                    by:  /s/ Michael J. Berner
                         Michael J. Berner,
                         Executive Vice President


          /s/ S. Donald Sussman
          S. Donald Sussman